Exhibit 99.1

[Logo of Terra Industries]

Terra Industries Inc.

600 Fourth Street

P.O. Box 6000

Sioux City, IA 51102-6000

Telephone: (712) 277-1340

Telefax: (712) 277-7383

www.terraindustries.com

NEWS

For immediate release	Contact: Mark Rosenbury
(712) 279-8756

Terra Industries reports first quarter results

Sioux City, Iowa (April 24, 2003)—Terra Industries Inc. (NYSE symbol: TRA) announced today a loss from operations for the first quarter ended March 31, 2003, of $14.3 million, or $.19 a share, on revenues of $280 million. This compares with the 2002 first quarter loss from operations of $9.1 million, or $.12 per share, on revenues of $214 million. The increased loss was due to higher natural gas costs and the resulting production decline, partially offset by higher selling prices.

The 2002 first quarter net loss of $215.1 million, or $2.86 per share, included a $206.0 million, or $2.74 per share, charge for the cumulative effect of accounting principle which resulted in the write-off of assets classified as “Excess of cost over net assets of acquired businesses.”

The Nitrogen Products business segment recorded revenues of $229 million and an operating loss of $13.6 million compared with revenues of $185 million and operating income of $0.7 million for the 2002 first quarter. The $14.3 million earnings decline from the 2002 first quarter was mainly due to high North American natural gas costs and lower production volumes, partially offset by higher selling prices. Natural gas unit costs, net of $8.1 million of cost reductions realized from forward purchase contracts, were 79 percent higher than in the 2002 first quarter. Terra’s North American ammonia production was about 10 percent lower than the 2002 first quarter’s because of the approximately two week shutdown of the Blytheville, Ark. and Woodward, Okla. plants and one of the two Verdigris, Okla. plants and reduced rates at the other ammonia plants. These curtailments were in response to a sharp spike in natural gas prices in late February 2003. Ammonia, nitrogen solutions, ammonium nitrate and urea selling prices for the 2003 first quarter were 58, 30, 4 and 45 percent higher, respectively, than 2002 first quarter prices.

The Methanol business segment reported revenues of $51 million and operating income of $1.6 million compared with revenues of $28 million and an operating loss of $2.5 million in the 2002 first quarter. The $4.1 million profit improvement was due to higher selling prices, partially offset by higher natural gas costs and lower sales volumes. Average methanol selling prices increased 124 percent while natural gas unit costs, net of $2.6 million of cost reductions realized on forward purchase contracts, increased 119 percent. Sales volumes were lower than in the 2002 first quarter because of a planned maintenance shutdown at the Beaumont, Tex. facility.

Terra’s forward purchase contracts at March 31, 2003, fixed prices for 16 percent of its next 12 months’ natural gas needs at about $7.1 million above the published forward market prices at that date.

Michael L. Bennett, Terra’s President and CEO, said, “The sharp February increase in North American natural gas prices and the corresponding production curtailments hurt our first quarter results. However, nitrogen products selling prices have improved in response to relatively low industry supplies. We are experiencing good demand for our Terra U.K. production and methanol selling prices continue to be strong. Seasonal demand for nitrogen products in North America thus far is encouraging. Barring another spike in North American natural gas prices or unforeseen production interruptions, we expect a much improved second quarter.”

Terra management will conduct a conference call to discuss these first quarter results on April 24, 2003 beginning at 2:00 CDT. A live webcast of the conference call will be available from Terra’s web site at www.terraindustries.com, and will be archived for playback through July 31, 2003.

Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

Information contained in this news release, other than historical information, may be considered forward looking. Forward-looking information reflects management’s current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the “Factors That Affect Operating Results” section of Terra’s current annual report.

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Note: Terra Industries’ news announcements are also available on its web site, www.terraindustries.com.

Terra Industries Inc.

Summarized Results of Operations

(unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2003	2002
Revenues
Nitrogen products	$228,541	$184,987
Methanol	51,114	28,303
Other, net of intercompany eliminations	488	270

	$280,143	$213,560

Operating income (loss)
Nitrogen products	$(13,558)	$666
Methanol	1,633	(2,523)
Other expense – net	(1,333)	489

	(13,258)	(1,368)
Interest income	189	48
Interest expense	(12,552)	(13,296)
Minority interest	1,718	(546)
Income tax provision	9,561	6,065

Loss from operations	(14,342)	(9,097)
Cumulative effect of change in accounting principle	—	(205,968)

Net loss	$(14,342)	$(215,065)

Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.19)	$(0.12)
Cumulative effect of change in accounting principle	—	(2.74)

Loss per share	$(0.19)	$(2.86)

Weighted average shares outstanding	75,624	75,200

Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.

Summarized Financial Position

(in thousands)

(unaudited)

	March 31,
Assets	2003	2002
Cash and short-term investments	$14,958	$2,063
Accounts receivable, net	102,176	84,044
Inventories	128,963	126,597
Other current assets	40,977	37,024

Total current assets	287,074	249,728

Property, plant and equipment, net	778,161	806,748
Deferred plant turnaround costs	23,919	20,063
Other assets	32,774	25,301

Total assets	$1,121,928	$1,101,840

Liabilities and Stockholders’ Equity
Debt due within one year	$147	$81
Other current liabilities	228,322	130,932

Total current liabilities	228,469	131,013

Long-term debt	400,319	400,291
Deferred income taxes	54,348	111,061
Other liabilities	108,922	67,993
Minority interest	95,961	99,713

Total liabilities	888,019	810,071
Stockholders’ equity	233,909	291,769

Total liabilities and stockholders’ equity	$1,121,928	$1,101,840

Terra Industries Inc.

Summarized Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Loss from operations	$(14,342)	$(9,097)
Noncash charges and credits
Depreciation and amortization	27,617	24,777
Deferred income taxes	(11,843)	(9,515)
Minority interest	(1,718)	546
Changes in current assets and liabilities	(26,115)	30,370

Net cash flows from operating activities	(26,401)	37,081

Purchase of property, plant and equipment	(3,578)	(6,328)
Plant turnaround costs	(12,318)	(3,253)
Debt repayment	(35)	(36,230)
Distributions to minority interest	(1,153)	—
Other	(36)	3,668

Decrease in cash and short-term investments	(43,521)	(5,062)
Cash and short-term investments at beginning of period	58,479	7,125

Cash and short-term investments at end of period	$14,958	$2,063

Terra Industries Inc.

Summarized Information

(in thousands)

	Three Months Ended March 31,
	2003	2002
Other Financial Data
(in thousands)
Cost of sales	$284,074	$206,140
Selling, general and administrative expense	9,327	8,788

Volumes, Prices and Costs
	Three Months Ended December,
	2003		2002
	Sales Volumes	Average Unit Price(1)	Sales Volumes	Average Unit Price(1)
(quantities in thousands)
Ammonia (tons)	277	$210	341	$133
Nitrogen solutions (tons)	756	86	636	66
Urea (tons)	152	157	178	108
Ammonium nitrate (tons)	248	126	243	121
Methanol (gallons)	67,505	0.76	82,651	0.34
Natural gas cost(2)
North America	$5.37		$2.66
United Kingdom	$3.47		$2.84

Volumes and Prices

(1)	After deducting outbound freight costs.

(2)	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.

Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.